Exhibit 6.6

NOTICE OF RESTRICTED STOCK UNIT AWARD

AtomBeam Technologies Inc.

2021 Stock Incentive Plan

The Participant named below has been granted an award of restricted stock units (“RSUs”) under the AtomBeam Technologies Inc. (the “Company”) 2021 Stock Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, this Notice of Restricted Stock Unit Award (the “Notice of Grant”) and the Restricted Stock Unit Agreement, attached as Annex A (the “RSU Agreement”), as set forth below.

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Plan.

Participant Name:

Address:

Total Number of RSUs:

RSU Grant Date:

Service Requirement Vesting Commencement Date:

Number of RSUs Vested for Service Requirement Purposes
on Vesting Commencement Date:

Expiration Date: The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh year following the RSU Grant Date, unless it is terminated at an earlier date pursuant to the Plan or the RSU Agreement.

Vesting:

(a)	Two-Tiered Vesting. The vesting of the RSUs is conditioned on satisfaction of two vesting requirements before the Expiration Date or earlier termination of the RSUs pursuant to the Plan or the RSU Agreement: a time- and service-based requirement (the “Service Requirement”) and a liquidity-event requirement (the “Liquidity Event Requirement”), each as described below.

(i)             Service Requirement. For so long as Participant is in continuous Service through each applicable date, the Service Requirement will be satisfied with respect to (i) the amount of RSUs shown above as “Number of RSUs Vested for Service Requirement Purposes on Vesting Commencement Date” on the Vesting Commencement Date, and (ii) an additional 1/16 of the other RSUs not vested on the Vesting Commencement Date thereafter on each subsequent Quarterly Vesting Date, provided that (A) the first Quarterly Vesting Date shall be on _______ and (B) the number of RSUs that vest shall not exceed the “Total Number of RSUs” shown above. For purposes of this Notice of Grant and the RSU Agreement, “Quarterly Vesting Date” shall mean February 15, May 15, August 15 and November 15 of each calendar year.

(ii)             Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earliest to occur of: (A) the effective date of an underwritten IPO and (B) the date of a Change in Control, but only if the Change in Control also constitutes a Change in Control Event (the earliest of the prong (A) or (B) to occur, the “Initial Vesting Event”).

(b)	RSUs Vested at Initial Vesting Event. If, at the time of the Initial Vesting Event, Participant is not in continuous Service and did not meet the Service Requirement with respect to any portion of the RSUs, then no portion of the RSUs shall vest. If at the time of the Initial Vesting Event, Participant is in continuous Service or has ceased to be in continuous Service but did meet the Service Requirement with respect to any portion of the RSUs, then the RSUs shall vest as to the number of RSUs, if any, that have satisfied the Service Requirement as of the Initial Vesting Event in accordance with clause (a)(i) above.

(c)	RSUs Vested after Initial Vesting Event. If Participant is in continuous Service at the time of the Initial Vesting Event, then with respect to RSUs that have not vested as of the Initial Vesting Event under the preceding clause (b) above, vesting shall continue after the Initial Vesting Event in accordance with the Service Requirement set forth in clause (a)(i) above (each subsequent vesting date, a “Subsequent Vesting Event”).

Settlement: RSUs shall be settled no later than March 15 of the calendar year following the calendar year in which the Initial Vesting Event (in respect of vesting pursuant to clause (b) above) or the applicable Subsequent Vesting Event (in respect of vesting pursuant to clause (c) above) occurs. Settlement means the delivery of the Shares vested under an RSU, and settlement of RSUs shall be in Shares, unless the Committee otherwise determines, consistent with the terms of the Plan, to settle vested RSUs in cash or partially in cash. Settlement of vested RSUs shall occur whether or not Participant is in continuous Service at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.

Participant understands that Participant’s employment, consulting or other service relationship with the Company and/or its Parents, Subsidiaries and Affiliates is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) and that nothing in this Notice of Grant, the RSU Agreement or the Plan changes the at-will nature of that relationship, all subject to applicable law, the Company’s Certificate of Incorporation and Bylaws, or an applicable written employment, consulting or other services agreement (if any). Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on the occurrence of an Initial Vesting Event or a Subsequent Vesting Event. Participant also understands that this Notice of Grant is subject to the terms and conditions of both the RSU Agreement and the Plan, each of which are incorporated herein by reference. Participant has read this Notice of Grant and both the RSU Agreement and the Plan.

Execution and Delivery: This Notice of Grant may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by applicable law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, the RSU Agreement, any disclosures provided pursuant to Rule 701 of the Securities Act, account statements or other communications or information), whether via the Company’s intranet or the internet site of another third party or via email, or other means of electronic delivery specified by the Company.

By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the RSU Agreement.

ANNEX A

RESTRICTED STOCK UNIT AGREEMENT

Participant has been granted RSUs subject to the terms, restrictions and conditions of the Company’s 2021 Stock Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this Restricted Stock Unit Agreement (this “Agreement”). Unless otherwise defined herein or in the Notice of Grant, the terms used but not defined herein shall have the same defined meanings in the Plan.

1.             No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares underlying the RSUs and shall have no right to dividends or to vote such Shares. As a condition to the issuance of any Shares in settlement of vested RSUs, Participant agrees to enter into a joinder to be bound by any Stockholders Agreement by and between the Company and its stockholders in force from time to time.

2.             Dividend Equivalents. No dividend equivalents shall be credited to Participant in respect of Participant’s RSUs.

3.             No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution, or as otherwise expressly permitted and contemplated under the Plan. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in the Plan, the Notice of Grant, and this Agreement, including this Section 3.

4.             Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Agreement (including this Section 4) or as otherwise expressly provided or contemplated under the Plan or the Notice of Grant. If Participant’s continuous Service with the Company terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement and the Plan shall be forfeited to the Company forthwith, and all rights of Participant to the unvested RSUs shall immediately terminate. In case of any dispute as to whether a termination of Service has occurred, the Committee shall have sole discretion to determine whether a termination of Service has occurred and the applicable Termination Date.

5.             Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement, and the provisions of the Plan (incorporated herein by reference). Participant (a) acknowledges receipt of a copy of each of the foregoing documents, (b) represents that Participant has carefully read and is familiar with their provisions and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6.             Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except with the Company’s prior written consent and in compliance with the Plan, any applicable Stockholders Agreement, the Company’s then-current insider trading policy and applicable securities laws. The restrictions on transfer also include a prohibition on (a) the use of the RSU and any Shares issuable upon settlement of the RSU (i) to obtain any extension of credit, (ii) as collateral, (b) permitting any lien to be place on the RSU or any Shares issuable upon settlement of the RSU, and (c) any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any Shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

7.             Restrictions Binding on Transferees. All transferees of RSUs or Shares or any interest therein will receive and hold such RSUs, Shares or interest subject to the provisions of this Agreement, the Plan, the Notice of Grant, and any applicable Stockholders Agreement, including the transfer restrictions of Sections 3 and 6 of this Agreement, and the transferee shall acknowledge the restrictions in writing. Any sale or transfer of the RSUs or Shares or any interest therein shall be void unless the provisions of this Agreement, the Plan, the Notice of Grant, and any applicable Stockholders Agreement, are satisfied.

8.             Withholding of Tax. When the RSUs are vested and/or settled, the Fair Market Value of the Shares shall be treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company or as may otherwise be required under applicable law. Upon any relevant tax withholding event, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”). In this regard, Participant authorizes the Company to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or a Parent or Subsidiary or Affiliate of the Company. With the Committee’s consent, these arrangements may also include, if permissible under applicable law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled; (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization); (iii) Participant’s payment of a cash amount; or (iv) any other arrangement approved by the Committee; all under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable; provided, however, that if Participant is a Section 16 Person of the Company under the Exchange Act, then the method of withholding shall be through a mandatory sale under (ii) above, and as to minimum statutory withholding rates only. Depending on the withholding method, the Company and/or a Parent or Subsidiary or Affiliate of the Company may withhold or account for Tax-Related Obligations by considering applicable maximum statutory rates in the applicable jurisdiction with respect to the Award, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of withholding in Shares, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting or settlement, as applicable. For tax purposes, Participant is deemed to have been issued the full number of RSUs settled in Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations. In all cases, the provisions of Section 11 of the Plan (Taxes) shall apply to the RSUs and any Shares awarded and/or issued under this Agreement.

9.             Code Section 409A. For purposes of this Agreement, to the extent necessary to comply with Code Section409A, a termination of Service will be determined consistent with the rules relating to a “separation from service” as defined in Code Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of Service constitute deferred compensation subject to Code Section 409A, and Participant is deemed at the time of termination of Service to be a “specified employee” under Code Section 409A, then the payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Code Section 409A in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of Service and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. Any such delayed payments shall be made without interest. The occurrence of the Initial Vesting Event prior to the Expiration Date is intended to be a “substantial risk of forfeiture,” within the meaning of Code Section 409A, and the settlements related to the Initial Vesting Date and any Subsequent Vesting Date are each intended to be an exempt “short-term deferral,” within the meaning of Code Section 409A and the Company intends that its initial tax position on its tax return will be consistent with this intent absent a change in legal guidance or other circumstance. To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are intended to comply with Code Section 409A, as determined by the Committee in its sole discretion. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Code Section 409A.

10.           Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations in connection with this Agreement.

11.           Compliance with Laws and Regulations. The grant of the RSUs under this Agreement and the issuance of any Shares in connection therewith will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign and US state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of the issuance or transfer, as well as any applicable Stockholders Agreement or in connection with any credit or financing facility applicable to the Company or any of its Parents, Subsidiaries or Affiliates. Participant may not be issued any Shares if the issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed or any applicable Stockholders Agreement or credit or financing facility applicable to the Company or any of its Parents, Subsidiaries or Affiliates. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell Shares.

12.           Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement or the rules, regulations and other requirements of the SEC, any stock exchange upon which such shares of the Company’s Common Stock are listed and any applicable federal or state laws, or any applicable Stockholders Agreement, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.           Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14.           Entire Agreement; Severability. The Plan and the Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15.           Market Standoff Agreement. Participant agrees that, subject to any early release provisions that apply pro rata to stockholders of the Company according to their holdings of Common Stock (determined on an as-converted into Common Stock basis), Participant will not, for a period of up to one hundred eighty (180) days (plus up to an additional thirty five (35) days to the extent reasonably requested by the Company or such underwriter(s) to accommodate regulatory restrictions on the publication or other distribution of research reports or earnings releases by the Company, including, without limitation, rules of any exchange such as the New York Stock Exchange or NASDAQ) following the effective date of the registration statement filed with the SEC relating to the IPO, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into Common Stock, except for: (i) transfers of Shares permitted under Section 6 hereof so long as such transferee furnishes to the Company and the managing underwriter their written consent to be bound by this Section 15 as a condition precedent to such transfer; and (ii) sales of any securities to be included in the registration statement for the IPO.  For the avoidance of doubt, the provisions of this Section shall only apply to the IPO.  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this Section and to impose stop transfer instructions with respect to the Shares until the end of such period.  Participant further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing restrictions on transfer.

16.           No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary or Affiliate of the Company, to terminate Participant’s continuous Service, for any reason, with or without cause, subject to applicable law, the Company’s Certificate of Incorporation and Bylaws, or an applicable written employment, consulting or other services agreement (if any).

17.           Changes in Capital Structure/Other Significant Events. The RSUs granted under this Agreement may be subject to adjustment in the event of certain changes in capitalization or other significant corporate events, as more fully set forth in the Plan, including Sections 7 and 8 thereof.

18.           Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

19.           Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts located in Santa Clara County, California, and no other courts, where this grant is made and/or to be performed.

20.           Headings.  Headings contained herein are for the purpose of convenience only and shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement.

21.           Amendment and Termination of the Plan/Agreement. The Plan and/or this Agreement may be amended, cancelled or terminated in accordance with the terms of the Plan. No amendment to this Agreement shall be effective unless in a writing executed by the Company.

22.           Counterparts.  The RSUs granted hereunder shall expire if this Agreement is not signed by Participant and returned to the Company within ninety (90) days of receipt from the Company. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

23.           Participant Cooperation. Participant hereby agrees to perform all acts, and to execute and deliver any documents that, in the discretion of the Committee, may be reasonably necessary or advisable to carry out the provisions of this Agreement or the Plan, or to comply with any applicable law, rule or regulation, including those related to securities and/or taxes, or any applicable requirement of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted, as well as any applicable Stockholders Agreement or in connection with any credit or financing facility applicable to the Company or any of its Parents, Subsidiaries or Affiliates.

* * * * * * * * * *

By signing below, you agree to the terms and conditions described in the Agreement, the Notice of Grant and the Plan.

Participant:
(Signature)

Participant Name:

Date:

Company:	AtomBeam Technologies Inc.

(Signature)

Name, Title:	Charles Yeomans, CEO
Address:	1036 Country Club Drive, Suite 200, Moraga, CA 94556

Date: